Exhibit 99.1

Emmaus Life Sciences Completes $20 Million Private Placement

From Two Korean-based Public Companies

- Net Cash Proceeds of $6 Million to be used for Working Capital and General Corporate Purposes -

TORRANCE, Calif., — October 3, 2016 — Emmaus Life Sciences, Inc., a biopharmaceutical company engaged in the discovery, development and commercialization of innovative treatments and therapies for rare and orphan diseases, today announced it has raised $20 million in gross proceeds in a private placement from KPM Tech Co., Ltd. (“KPM”) and Hanil Vacuum Co., Ltd. (“Hanil”), both Korean-based public companies with shares listed on KOSDAQ, a trading board of the Korea Exchange in South Korea.

KPM and Hanil acquired $17 million and $3 million, respectively, of Emmaus’ shares of common stock at a price of $4.50 per share.  As part of the transaction, Emmaus will invest $13 million in KPM shares and $1 million in Hanil shares.   “We welcome KPM and Hanil as Emmaus’ partner and look forward to collaborating on many fronts including our business in Korea,” Willis Lee, Vice Chairman and COO of Emmaus, said.

Emmaus will use the net proceeds from the private placement, amounting to approximately $6 million, for working capital and general corporate purposes.

“Completion of the private placement represents an important step for Emmaus that will enable us to continue our work and plan for the next phase of our company’s development,” Yutaka Niihara, M.D., MPH, Chairman and CEO of Emmaus, said. “Earlier this month, we were pleased to have submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA), requesting U.S. marketing approval for our orally administered pharmaceutical grade L-glutamine (PGLG) treatment for sickle cell disease.

“Data from our Phase 3 sickle cell disease trial demonstrated a reduction in the frequency of sickle cell crises and hospitalizations, as well as a reduction in cumulative days hospitalized, and a lower incidence of the life-threatening acute chest syndrome. The NDA represents the first potential treatment for pediatric patients with sickle cell disease, and the first potential new treatment in nearly 20 years for adult patients,” Dr. Niihara added.

About Emmaus Life Sciences

Emmaus Life Sciences is engaged in the discovery, development and commercialization of innovative treatments and therapies for rare diseases. The Company’s research on sickle cell disease was initiated by Dr. Niihara at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center. For more information, please visit www.emmauslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and potential commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Additional risks and uncertainties are described in reports filed by Emmaus Life Sciences, Inc. with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Emmaus is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

For more information, contact:

Roger Pondel/Judy Sfetcu
PondelWilkinson Inc.

310-279-5980
rpondel@pondel.com

jsfetcu@pondel.com

Media:

Lori Teranishi
510-290-6160
lteranishi@iq360inc.com

Investors:

Willis Lee
310-214-0065
wlee@emmauslifesciences.com